Filed pursuant to Rule 433

Issuer Free Writing Prospectus, dated February 20, 2024

Supplementing the Preliminary Prospectus Supplement, dated February 20, 2024

Registration No. 333-271537

HCA Inc.

$1,000,000,000 5.450% Senior Notes due 2031 (the “2031 notes”)

$1,300,000,000 5.600% Senior Notes due 2034 (the “2034 notes”)

$1,500,000,000 6.000% Senior Notes due 2054 (the “2054 notes”)

$700,000,000 6.100% Senior Notes due 2064 (the “2064 notes”)

(collectively, the “notes”)

Pricing Supplement

Pricing Supplement dated February 20, 2024 to HCA Inc.’s Preliminary Prospectus Supplement dated February 20, 2024. This Pricing Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Financial information presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by changes described herein. Capitalized terms used in this Pricing Supplement but not defined have the meanings given them in the Preliminary Prospectus Supplement.

Terms Applicable to the 2031 notes

Issuer	HCA Inc.

Aggregate Principal Amount	$1,000,000,000

Title of Security	5.450% Senior Notes due 2031

Maturity Date	April 1, 2031

Spread to Treasury	120 basis points

Benchmark Treasury	UST 4.000% due January 31, 2031

Benchmark Treasury Price & Yield	98-11+ / 4.275%

Coupon	5.450%

Public Offering Price	99.845% plus accrued interest, if any, from February 23, 2024

Yield to Maturity	5.475%

Interest Payment Dates	April 1 and October 1 of each year, beginning on October 1, 2024

Record Dates	March 15 and September 15 of each year

Net Proceeds to Issuer before Expenses	$992,200,000

CUSIP/ISIN Numbers	CUSIP: 404119 CT4 ISIN: US404119CT49

Optional Redemption

Prior to February 1, 2031, the 2031 notes will be redeemable, at our option, at any time in whole or from time to time in part, at a redemption, or “make-whole,” price equal to the greater of:

(i) 100% of the aggregate principal amount of the 2031 notes to be redeemed, and

(ii)  an amount equal to the sum of the present value of (a) the payment on February 1, 2031 of principal of the 2031 notes to be redeemed and (b) the payment of the remaining scheduled payments through February 1, 2031 of interest on the 2031 notes to be redeemed (excluding accrued and unpaid interest to the redemption date and subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date) discounted from their scheduled date of payment to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 20 basis points plus, in each of clauses (i) and (ii) above, accrued and unpaid interest, if any, to such redemption date.

On and after February 1, 2031, the 2031 notes will be redeemable, at our option, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of such 2031 notes plus accrued and unpaid interest, if any, to such redemption date.

Terms Applicable to the 2034 notes

Issuer	HCA Inc.

Aggregate Principal Amount	$1,300,000,000

Title of Security	5.600% Senior Notes due 2034

Maturity Date	April 1, 2034

Spread to Treasury	135 basis points

Benchmark Treasury	UST 4.000% due February 15, 2034

Benchmark Treasury Price & Yield	97-26+ / 4.269%

Coupon	5.600%

Public Offering Price	99.845% plus accrued interest, if any, from February 23, 2024

Yield to Maturity	5.619%

Interest Payment Dates	April 1 and October 1 of each year, beginning on October 1, 2024

Record Dates	March 15 and September 15 of each year

Net Proceeds to Issuer before Expenses	$1,289,535,000

CUSIP/ISIN Numbers	CUSIP: 404119 CU1 ISIN: US404119CU12

Optional Redemption

Prior to January 1, 2034, the 2034 notes will be redeemable, at our option, at any time in whole or from time to time in part, at a redemption, or “make-whole,” price equal to the greater of:

(i) 100% of the aggregate principal amount of the 2034 notes to be redeemed, and

(ii)  an amount equal to the sum of the present value of (a) the payment on January 1, 2034 of principal of the 2034 notes to be redeemed and (b) the payment of the remaining scheduled payments through January 1, 2034 of interest on the 2034 notes to be redeemed (excluding accrued and unpaid interest to the redemption date and subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date) discounted from their scheduled date of payment to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 25 basis points plus, in each of clauses (i) and (ii) above, accrued and unpaid interest, if any, to such redemption date.

On and after January 1, 2034, the 2034 notes will be redeemable, at our option, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of such 2034 notes plus accrued and unpaid interest, if any, to such redemption date.

Terms Applicable to the 2054 notes

Issuer	HCA Inc.

Aggregate Principal Amount	$1,500,000,000

Title of Security	6.000% Senior Notes due 2054

Maturity Date	April 1, 2054

Spread to Treasury	160 basis points

Benchmark Treasury	UST 4.750% due November 15, 2053

Benchmark Treasury Price & Yield	105-02 / 4.441%

Coupon	6.000%

Public Offering Price	99.423% plus accrued interest, if any, from February 23, 2024

Yield to Maturity	6.041%

Interest Payment Dates	April 1 and October 1 of each year, beginning on October 1, 2024

Record Dates	March 15 and September 15 of each year

Net Proceeds to Issuer before Expenses	$1,478,220,000

CUSIP/ISIN Numbers	CUSIP: 404119 CV9 ISIN: US404119CV94

Optional Redemption

Prior to October 1, 2053, the 2054 notes will be redeemable, at our option, at any time in whole or from time to time in part, at a redemption, or “make-whole,” price equal to the greater of:

(i) 100% of the aggregate principal amount of the 2054 notes to be redeemed, and

(ii)  an amount equal to the sum of the present value of (a) the payment on October 1, 2053 of principal of the 2054 notes to be redeemed and (b) the payment of the remaining scheduled payments through October 1, 2053 of interest on the 2054 notes to be redeemed (excluding accrued and unpaid interest to the redemption date and subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date) discounted from their scheduled date of payment to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 25 basis points plus, in each of clauses (i) and (ii) above, accrued and unpaid interest, if any, to such redemption date.

On and after October 1, 2053, the 2054 notes will be redeemable, at our option, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of such 2054 notes plus accrued and unpaid interest, if any, to such redemption date.

Terms Applicable to the 2064 notes

Issuer	HCA Inc.

Aggregate Principal Amount	$700,000,000

Title of Security	6.100% Senior Notes due 2064

Maturity Date	April 1, 2064

Spread to Treasury	170 basis points

Benchmark Treasury	UST 4.750% due November 15, 2053

Benchmark Treasury Price & Yield	105-02 / 4.441%

Coupon	6.100%

Public Offering Price	99.380% plus accrued interest, if any, from February 23, 2024

Yield to Maturity	6.141%

Interest Payment Dates	April 1 and October 1 of each year, beginning on October 1, 2024

Record Dates	March 15 and September 15 of each year

Net Proceeds to Issuer before Expenses	$689,535,000

CUSIP/ISIN Numbers	CUSIP: 404119 CW7 ISIN: US404119CW77

Optional Redemption

Prior to October 1, 2063, the 2064 notes will be redeemable, at our option, at any time in whole or from time to time in part, at a redemption, or “make-whole,” price equal to the greater of:

(i) 100% of the aggregate principal amount of the 2064 notes to be redeemed, and

(ii)  an amount equal to the sum of the present value of (a) the payment on October 1, 2063 of principal of the 2064 notes to be redeemed and (b) the payment of the remaining scheduled payments through October 1, 2063 of interest on the 2064 notes to be redeemed (excluding accrued and unpaid interest to the redemption date and subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date) discounted from their scheduled date of payment to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 30 basis points plus, in each of clauses (i) and (ii) above, accrued and unpaid interest, if any, to such redemption date.

On and after October 1, 2063, the 2064 notes will be redeemable, at our option, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of such 2064 notes plus accrued and unpaid interest, if any, to such redemption date.

Terms Applicable to the notes

Change of Control	Upon a Change of Control Triggering Event, each Holder may require the Issuer to repurchase at 101%, plus accrued and unpaid interest, if any.

Trade Date	February 20, 2024

Use of Proceeds

We estimate that our net proceeds from this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $4,441,602,500.

We intend to use the net proceeds from this offering for the repayment of near-term maturities and for general corporate purposes. Prior to such repayment, we may temporarily repay borrowings outstanding under our senior secured asset-based revolving credit facility.

Denominations	$2,000 and integral multiples of $1,000

Form of Offering	SEC Registered (Registration No. 333-271537)

Joint Book-Running Managers

BofA Securities, Inc.

Barclays Capital Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Capital One Securities, Inc.

Goldman Sachs & Co. LLC

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

Truist Securities, Inc.

Wells Fargo Securities, LLC

Co-Managers

Credit Agricole Securities (USA) Inc.

Fifth Third Securities, Inc.

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

BNP Paribas Securities Corp.

CIBC World Markets Corp.

DNB Markets, Inc.

Regions Securities LLC

Settlement Date

February 23, 2024 (T+3)

We expect that delivery of the notes will be made to investors on or about February 23, 2024, which will be the third business day following the date of this pricing term sheet (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

The Issuer has filed a registration statement (including a prospectus and a related preliminary prospectus supplement) with the United States Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents HCA Healthcare, Inc. has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and accompanying prospectus may be obtained from BofA Securities, Inc., NC1-022-02-25, 201 North Tryon Street, Charlotte, NC 28255-0001, Attn: Prospectus Department, by telephone 1-800-294-1322 or by emailing: dg.prospectus_requests@bofa.com; Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, barclaysprospectus@broadridge.com or by telephone at 1-888-603-5847; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone: 1-800-831-9146 or by emailing: prospectus@citi.com; or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, Attn: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone: 1-866-803-9204.

This communication should be read in conjunction with the preliminary prospectus supplement and the accompanying prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent inconsistent with the information in such preliminary prospectus supplement and the accompanying prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.